CASH ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is dated as of the 30th day of June, 2008, by and among Oakstone Holding Company, LLC, a Delaware limited liability company (the “Buyer”), Haights Cross Operating Company, a Delaware corporation (the “Seller”) and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent.  The Buyer and Seller are sometimes referred to herein, collectively, as the “Interested Parties.”

WHEREAS, Buyer, Seller and Oakstone Publishing, LLC, a Delaware limited liability company (the “Company”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), whereby the Buyer purchased from the Seller all of the membership interests in the Company and pursuant to which certain amounts have been withheld and are to be placed in escrow as a source of the payment for certain adjustments that may arise pursuant to Section 1.6 of the Purchase Agreement and indemnified claims that may arise pursuant to Article 12 of the Purchase Agreement; and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows:

Section 1.              Definitions.

In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated:

“Business Day” shall mean any day on which the Escrow Agent is open for business at its offices in Boston, Massachusetts.

“Claims Termination Date” means June 30, 2009 or, if such date is not a Business Day, then the next succeeding Business Day; and

“Final Distribution Date” means the later of (i) the Claims Termination Date and (ii) the date on which there are no Unresolved Claims (as defined in Section 3(b)(3)).

Capitalized terms that are not defined herein shall have the respective meanings given to them in the Purchase Agreement.

Section 2.              Deposit of Escrow Funds.

On the date hereof, the Buyer shall deliver to the Escrow Agent in immediately available funds the amount of $4,750,000 (together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 4 below, collectively, the “Escrow Property”), and the Escrow Agent hereby agrees to act as escrow agent and to hold and safeguard the Escrow Property in an account established with the Escrow Agent, and to administer the Escrow Property in accordance with this Agreement.  Promptly upon receipt of such amount, the Escrow Agent shall issue written notice to the Interested Parties acknowledging receipt of such amount.

Section 3.              Claims and Payment; Release from Escrow.

(a)           Working Capital Purchase Price Adjustment.  If the Closing Net Working Capital is less than Estimated Net Working Capital as finally determined pursuant to Section 1.6 of the Purchase Agreement, the Seller and the Buyer shall notify the Escrow Agent in writing that Buyer is entitled to a distribution from the Escrow Property pursuant to Section 1.6(h) of the Purchase Agreement.  Within five (5) Business Days after the date such notice is received by the Escrow Agent, the Escrow Agent shall deliver to Buyer payment in an amount equal to such deficiency as set forth in such notice.

(b)           Indemnification Claims.  Buyer may from time to time until the Claims Termination Date give notice to the Escrow Agent and the Seller of any claims for indemnification under Article 12 of the Purchase Agreement (each, a “Claim”).  Each such notice (a “Claim Notice”) shall be in writing and shall consist of a summary of the Claim and the amount thereof, as reasonably and in good faith calculated by Buyer, and shall be received by the Escrow Agent and the Seller no later than 5:00 p.m. Boston time on the Claims Termination Date.

(1)           The Seller shall give a written response (a “Counter Notice”) in which the Seller shall: (i) agree that the Buyer is entitled to receive all of the amount claimed in the Claim Notice, (ii) agree that the Buyer is entitled to receive a portion of the amount claimed in the Claim Notice, or (iii) dispute that the Buyer is entitled to receive any of the amount claimed in the Claim Notice, to be received by the Escrow Agent and the Buyer no later than 5:00 p.m. Boston time on the twentieth (20th) day after the day the Escrow Agent received the Claim Notice.

(2)           A Claim shall become a “Final Claim” upon any one of the following events:

(a)           the Seller delivers a Counter Notice to the Escrow Agent in which the Seller agrees that Buyer is entitled to receive all or any portion of a Claim, in which case such agreed amount shall be a Final Claim and the remainder of such Claim shall be an Unresolved Claim (as defined below); or

(b)           the Claim is settled by written agreement signed by both the Seller and the Buyer and such agreement is delivered to the Escrow Agent, in which case the amount of the Final Claim shall be equal to the amount set forth in such agreement; or

(c)           the Buyer or the Seller shall have provided the Escrow Agent with copies of a binding arbitration award or final order, decree or judgment of a court of competent jurisdiction, together with an opinion of counsel that the time for appeal has expired and no appeal has been perfected, in which case the amount of the Final Claim shall be equal to the amount, if any, awarded to Buyer by such award or court with respect to such Claim.

(3)           Until such time as a Claim for which a Claim Notice has been timely delivered shall (i) become a Final Claim or (ii) be withdrawn by written notice delivered by the Buyer to the Escrow Agent and the Seller, it shall be an “Unresolved Claim”.  The amount of the Unresolved Claim shall be the amount set forth in the related Claim Notice, as such amount may be adjusted by written notice from Buyer to the Escrow Agent and the Seller before or after the Claims Termination Date.

(4)           Within five (5) Business Days after the date a Claim becomes a Final Claim, the Escrow Agent shall deliver to Buyer Escrow Property in the amount of such Final Claim.

(c)           Within five (5) Business Days after the Claims Termination Date, the Escrow Agent shall:

(1)           retain an amount of Escrow Property equal to the aggregate amount of all Unresolved Claims existing as of the Claims Termination Date, to be held and distributed on the terms of this Escrow Agreement until each such Unresolved Claim has become a Final Claim; and

(2)           deliver the remaining Escrow Property, if any, to the Seller.

(d)           Within five (5) Business Days after the Final Distribution Date, the Escrow Agent shall comply with Section 3(b)(4) with respect to the last Final Claim(s) and shall comply with Section 3(c)(2) with respect to any remaining Escrow Property.

Section 4.              Investment of Funds.

(a)           If the Escrow Agent shall have received specific written investment instruction from the Interested Parties, the Escrow Agent shall invest the Escrow Property pursuant to and as directed in such instruction.

(b)           Absent its receipt of such specific written investment instruction from the Interested Parties, the Escrow Agent shall invest the Escrow Property in the Escrow Agent’s “Insured Money Market Account” (“IMMA”), as described in Annex A hereto, until such investment instruction is received.  All income, interest and earnings received (“Earnings”) received from the investment of the Escrow Property shall be credited to, and shall become a part of, the Escrow Property (and any deductions or realized losses on such investments (“Deductions”) shall be debited to the Escrow Property) and shall be retained and disbursed by the Escrow Agent in accordance with the terms hereof.  The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

(c)           The parties hereto acknowledge that, to the extent regulations of the Comptroller of the Currency, or other applicable regulatory entity, grant the parties the right to receive individual confirmations of security transactions at no additional cost, as they occur, the parties specifically waive receipt of such confirmations to the extent permitted by law.  The Escrow Agent will furnish the parties hereto with periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent hereunder.

(d)           The Interested Parties agree that, for tax reporting purposes, the Seller shall be treated as the owner of the Escrow Property for federal and state tax purposes while it is held by the Escrow Agent and the Escrow Agent shall, for each calendar year (or portion thereof) for which the Escrow Property is so held, report the “Net Earnings” (defined as all Earnings minus Deductions) on the Escrow Property on Internal Revenue Service Form 1099 and corresponding state income tax forms in accordance with applicable law and regulations.  The Escrow Agent shall distribute thirty-five (35%) of all Net Earnings to the Seller within five (5) Business Days following the end of each calendar quarter; provided such Net Earnings post within two (2) Business Days following the end of such calendar quarter.  In the event such Net Earnings have not posted within two (2) Business Days of the end of any calendar quarter, the Escrow Agent shall distribute such Net Earnings as soon as practicable.

(e)           Notwithstanding Section 4(d), the Interested Parties agree that, for tax reporting purposes, Net Earnings shall, (i) to the extent such Net Earnings are distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be reported as allocated to such person or entity and, (ii) otherwise, be reported as allocated to the Seller as provided in Section 4(d).

(f)           Each of the Interested Parties agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 to the Escrow Agent upon the execution and delivery of this Agreement.  The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property.  Each of the Interested Parties agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.

Section 5.             Concerning the Escrow Agent.

(a)           Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b)           The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or intentional misconduct in breach of the terms of this Agreement.  In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c)           The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or intentional misconduct in breach of this Agreement.

(d)           The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(e)           Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(f)           Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 6 hereof) shall be in U.S. dollars.

(g)           The Escrow Agent agrees that the Interested Parties may, by mutual written agreement at any time upon thirty (30) days written notice, remove the Escrow Agent as escrow agent hereunder, and substitute another escrow agent therefor, in which event, upon receipt of written notice thereof and payment of any accrued but unpaid fees or expenses due the Escrow Agent, the Escrow Agent shall deliver to such substituted escrow agent the Escrow Property held by it, and the Escrow Agent shall thereafter be discharged from all liability hereunder.

(h)           The provisions of Section 5 of this Agreement shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

Section 6.             Compensation, Expense Reimbursement and Indemnification.

(a)           The Seller hereby agrees to be the responsible party for payment of the Escrow Agent’s fees and expenses hereunder.  Notwithstanding the foregoing, each of the Interested Parties agrees, jointly and severally (i) to pay or reimburse the Escrow Agent for its attorney’s fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit A and made a part hereof.

(b)           Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

(c)           Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees, tax liabilities (other than income tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent,  and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence, or intentional misconduct.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(d)           The Escrow Agent shall have the right to deduct from the Escrow Property all amounts owing to it from time to time hereunder, upon one Business Day’s notice to the Interested Parties of its intent to do so.

Section 7.              Resignation.

The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to the other parties hereto.  Prior to the effective date of the resignation as specified in such notice, the Interested Parties will issue to the Escrow Agent a joint written instruction authorizing redelivery of the Escrow Property to a bank or trust company that they select as successor to the Escrow Agent hereunder. If, however, the Interested Parties shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Buyer shall be entitled to name such successor escrow agent.  If no successor escrow agent is named pursuant to the foregoing, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent. Any successor escrow agent shall be a bank or trust company, organized and existing under the laws of the United States or any state thereof, subject to examination by state or federal authorities, and have capital surplus in excess of $100,000,000.

Section 8.             Termination of Escrow.

This Agreement shall terminate on the date on which there is no Escrow Property remaining.

Section 9.              Dispute Resolution.

It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of written notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone all or any of the Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired.  The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property.

Section 10.           Consent to Jurisdiction and Service.

Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the Chancery Court of the State of Delaware and of any Federal court located in the State of Delaware solely in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to the interpretation and enforcement of this Escrow Agreement.  In any such action or proceeding, each of the Interested Parties hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 13 hereof.

Section 11.           Waiver of Jury Trial.

THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

Section 12.           Force Majeure.

The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, terrorist attacks, earthquakes or other disasters.

Section 13.           Notices; Wiring Instructions.

(a)           Notice Addresses.  Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties).

If to the Buyer:

Oakstone Holding Company, LLC
c/o Boston Ventures Management, LLC
125 High Street, 17th Floor
Boston, Massachusetts 02110
Attention: Elizabeth Granville-Smith and Matt J. Kinsey
Fax: (617) 350-1509
Tel: (617) 350-1500

With a copy to:

Pete Barrett
Edwards Angell Palmer & Dodge LLP
2800 Financial Plaza
Providence, Rhode Island 02903
Fax: (888)325-9152

If to the Seller:

Haights Cross Operating Company
10 New King Street, Suite 102
White Plains, New York 10604
Attention: Paul J. Crecca
Fax: (914) 289-4900
Tel: (914) 289-9401

With a copy to:

Philip J. Flink, Esq.
Brown Rudnick LLP
One Financial Center
Boston, Massachusetts 02111
Fax: (617) 856-8201

If to Escrow Agent:

U.S. Bank National Association
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT  06103
Attn:  Arthur Blakeslee
Ref:  Oakstone Holding/Haights Cross Escrow
Tel:           (860) 241-6859
Fax:           (866) 350-2126

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt.  If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.

(b)           Wiring Instructions.  Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 13(a) above):

If to the Buyer:

Bank: Wachovia Bank
ABA #: 1110-2501-3
Acct. #: 2000037792457
Attn: Oakstone Holding Company, LLC
Ref: Oakstone Holding/Haights Cross Escrow

If to the Seller:

Bank: Bank of New York 20 Broad Street New York, NY 10005
ABA #: 031-100-351
Acct. #: 0300952413
Attn: Haights Cross Operating Company
Ref: Oakstone Holding/Haights Cross Escrow

If to the Escrow Agent:

Bank: U.S. Bank National Association
ABA : 091000022
BNF: U.S. Bank Trust N.A. A/C: 173103321050
OBI: Corporate Trust Services
Ref: Oakstone Holding/Haights Cross Escrow Attn: Arthur Blakeslee

Section 14.           Miscellaneous.

(a)           Binding Effect; Successors.  This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.  If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

(b)           Modifications.  This Agreement may not be altered or modified without the express written consent of the parties hereto.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.  Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail address.

(c)           Governing Law.  THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE.

(d)           Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(e)           Counterparts and Facsimile Execution.  This Escrow Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(f)           Customer Identification Program.  Each of the Interested Parties acknowledge receipt of the notice set forth on Exhibit B attached hereto and made part hereof and that information may be requested to verify their identities.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be duly executed and delivered in its name and on its behalf as of the 30th day of June, 2008.

OAKSTONE HOLDING COMPANY, LLC

By:	/s/ Matthew J. Kinsey
Title: President
Name: Matthew J. Kinsey

HAIGHTS CROSS OPERATING COMPANY

By:	/s/ Paul J. Crecca
Title: President and Chief Executive Officer
Name: Paul J. Crecca

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

By:	/s/ Arthur L. Blakeslee
Title: Vice President
Name: Arthur L. Blakeslee